Exhibit 10.1

December 12, 2016

Attn: B.P. Allaire

Foothills Petroleum Operating, Inc.

201 St. Charles Avenue, Suite 2500

New Orleans, LA 70170

Re:	Participation Agreement

Houston River – Labokay Drilling Prospect

Calcasieu Parish, Louisiana

Gentlemen:

Magna Operating, LLC (“Seller”) is the owner of the 100% leasehold interest in the Houston River Labokay Drilling (the “Prospect”) located in Calcasieu Parish, Louisiana. The Prospect is situated beneath the lands covered by that certain Oil, Gas and Mineral Lease and that certain Oil, Gas and Mineral Sublease (collectively, the “Leases”) described on Exhibit “A-1” attached hereto and made a part hereof, and the Area of Mutual Interest (“AMI”), set out and defined in Section 6 hereof.

Foothills Petroleum Operating, Inc. is sometimes hereinafter referred to “Participant.” Seller and Participant sometimes are referred to collectively as the “Parties” or individually as a “Party.” Participant has agreed to participate in the Prospect through purchase of all of Seller’s leasehold interest, subject to the conditions and terms contained herein.

This Participation Agreement is hereinafter referred to as the “Agreement.” Participation in the Prospect by Participant as to the above-stated interests shall include and require payment to Seller of certain cash consideration and the drilling of a test well for oil and gas under the Prospect. Participant’s interest shall be burdened by the overriding royalty interests, outlined in Section 3 hereof, as well as Seller’s option to back-in after payout of the test well as provided in Section 5 hereof. The following sets forth the terms and conditions of this Agreement and Participant’s participation in the Prospect:

Section 1: The Leases

Seller represents that it owns an undivided 100% leasehold interest in the Leases, and is in possession of 3D seismic data and interpretations as per that certain Agreement Concerning Use of Seismic Data dated effective January 1, 2013, amended April 15, 2013 by and between Tower Land Company, L.L.C. and Magna Operating, LLC (the “Lawton Seismic Agreement”), covering the 240-acre tract of land referenced in the AMI.

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Participant acknowledges that the assignment(s) made and the undivided leasehold interests conveyed, pursuant to this Agreement, shall be subject to the terms and provisions of the Leases, and such terms may include a requirement that the Lessor deliver its written consent to an assignment of working interest prior to any such assignment being made. Participant, as successors–in-interest to Seller in the Leases, agrees to assume and perform all obligations imposed by the Leases and to comply with all terms and conditions of the Leases. Copies of the Leases have been made available to Participant for review and inspection.

Attached hereto as Exhibit “A” is a plat illustrating the lands covered by the Leases and boundaries of the AMI.

Section 2: Consideration and Assignment

As consideration for an assignment of interest in and to the Leases and the Prospect, Participant shall tender to Seller the sum of One Hundred Forty-Four Thousand Dollars ($144,000.00). Such sum represents Participant’s share of the land, lease, and administrative costs that Seller has incurred in the generation and assembling of the Prospect as of November 15, 2016. As further consideration for an assignment of interest in and to the Leases from Seller, Participant hereby agrees and elects to participate in the cost, risk, and expense of drilling the Prospect’s test well (defined and set out in Section 4 of this Agreement and hereinafter referred to as the “Test Well”) as to the working interest set forth beside Participant’s name under the column titled “WI BPO” on Exhibit “B.”

Upon Seller’s receipt of (i) a duplicate original of this Agreement, executed by Participant, (ii) Participant’s payment $144,000.00 as provided above, and (iii) Lessor’s written consent to assignment of the Leases, Seller shall execute and deliver to Participant an assignment in recordable form conveying the working interest set forth beside Participant’s name under the column titled “WI BPO” on Exhibit “B” in and to the Leases (the “Assignment”). Such interest represents Participant’s interest in and to the Leases before “Payout”, as the term “Payout” is hereinafter defined in Section 5. The Assignment and the interest(s) conveyed therein shall be made subject to the terms and provisions of this Agreement, the Leases, and the Operating Agreement set out in Section 7 below and attached to this Agreement as “Exhibit F” (hereinafter the “OA”). Participant’s interests shall be burdened by Lessor’s royalty as provided in the Leases, the overriding royalty interests set forth below in Section 3 hereof, as well as Seller’s hereinafter-described option to back-in after Payout. The Assignment shall be more or less on the form attached hereto as Exhibit “C.” In the event Seller is unable to obtain any of the necessary consents to assignment, Seller and Participant shall enter into such other agreements, recorded or unrecorded, as may be necessary to recognize the Participant’s contractual rights to share in production (or the proceeds of production) and their contractual obligation to pay expenses as to any such interest involved. Notwithstanding any such agreements, Seller shall continue to utilize its best efforts to obtain any necessary consent to assignment.

The Assignment shall convey to Participant the Leases with burdens (i.e., the Lessor’s royalty in the Leases and the overriding royalty interest below) equal to 28.00%, and each Participant’s net revenue interest in and to the Leases shall be the product of Participant’s working interest (under column titled “WI BPO” on Exhibit “B”) and 72.00%.

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Notwithstanding anything to the contrary hereinabove, if Participant fails to execute and deliver this Agreement to Seller or to tender $144,000.00 to Seller as provided herein within one (1) business day, this Agreement shall terminate, and Participant shall have no right to receive assignment of interest in the Leases, no right to be refunded any costs or expenses it may have incurred with regard to the Prospect, and no right to participate in future AMI Acquisitions hereunder.

Section 3: Overriding Royalty Interests

Participant’s interest in the Prospect is subject to the overriding royalty interests set forth in this Section 3.

Attached hereto and made a part hereof as Exhibit “D” is a form of that Assignment of Overriding Royalty Interest dated effective January 1, 2016, executed by Magna Operating, LLC, as Assignor, in favor of Patrick J. McCarthy, as Assignee, to be recorded in the Conveyance Records of the Clerk of Court of Calcasieu Parish, Louisiana. Said Assignment of Overriding Royalty Interest has not yet been recorded, but Seller hereby agrees to promptly record said assignment and furnish a copy of recorded said assignment to Participant.

Attached hereto and made a part hereof as Exhibit “E” is a form of that Assignment of Overriding Royalty Interest dated effective January 1, 2016, executed by Magna Operating, LLC, as Assignor, in favor of Foothills Royalty Pool I, LLC, a Wyoming limited liability company, as Assignee, to be recorded in the Conveyance Records of the Clerk of Court of Calcasieu Parish, Louisiana. Said Assignment of Overriding Royalty Interest has not yet been recorded, but Seller hereby agrees to promptly record said assignment and furnish a copy of recorded said assignment to Participant. A form of said assignment is attached hereto as Exhibit “E” and incorporated by reference.

In the event either Party makes an “AMI Acquisition” defined and set out under the terms of Section 6 of this Agreement, the acquiring Party (utilizing a form substantially similar to the attached “Exhibit D”) shall immediately assign to the above-stated Assignee, his heirs, successors, assigns, designee, or designees an overriding royalty interest on oil and gas produced, saved, and sold from such AMI Acquisition equal to the amount by which 28.00% exceeds, if any, the total of all royalty and overriding royalty interests affecting such AMI Acquisition at the time the AMI Acquisition is acquired. Notwithstanding anything hereof to the contrary, it is understood and agreed that the amount of overriding royalty interest due under this Section 3 shall not be greater than 5.00% of 8/8ths of the oil and gas produced, saved, and sold under any AMI Acquisition nor less than 1.00% of 8/8ths of the oil and gas produced, saved, and sold under any AMI Acquisition regardless of the total royalty and overriding royalty burdens affecting such AMI Acquisition at the time it is acquired.

The overriding royalty interest described in this Section 3 shall extend and attach to renewals or extensions of the Leases as well as any renewals or extensions of AMI Acquisitions, provided any such renewal or extension is acquired during the term of the AMI. All of said overriding royalty interests shall be subject to proportionate reduction.

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All working interests in and to the Leases and any AMI Acquisitions hereunder shall be burdened proportionately by the above overriding royalty interests due under this Section 3. Seller represents that as of the Effective Date of this Agreement the Leases are not burdened by overriding royalty interests, of record or not, which exceeds the overriding royalty interest set forth in the above Assignment of Overriding Royalty Interest in this Section 3.

Section 4: Test Well

A. Subject to permitting, rig availability, and events of force majeure (as set out in Section 11), Foothills Petroleum Operating, Inc. (hereinafter referred to as “Operator”) shall use best efforts to commence, or cause to be commenced drilling operations for a Test Well on the Prospect on or before January 31, 2017 (“Contract Spud Date”), to the following bottom hole location: NE/4 of Section 5, T9S-R11W, Calcasieu Parish, Louisiana; XY coordinates: X = 1314375 and Y = 605000 NAD 27–Louisiana South. Failure by Participant to commence, or cause to be commenced, drilling operations for a Test Well on or before the Contract Spud Date despite Participant’s best efforts or as a result of an incident of Force Majeure shall not result in a termination of this Agreement or Participant’s rights and obligations hereunder.

Said Test Well shall be drilled to the lesser depth of (i) a total vertical depth of 8,300 feet beneath the surface of the ground or (ii) a depth sufficient to test the stratigraphic equivalent of the Nodosaria blanpiedi sand, top of which is found at the measured depths of 8,490 feet (MD) on the electric log of the Labokay Corp 5 Well No. 1 (API No. 1701922252, Serial No. 242300), 17,000 feet total depth, located in Section 4, Township 9S, Row 11W, Calcasieu Parish, Louisiana (“Contract Depth”) and thereafter evaluated in accordance with good oil field practices, and depending on the outcome of said evaluation, Operator shall either plug and abandon the Test Well or make a recommendation for a completion attempt.

Should Operator make a recommendation for a completion attempt and not recommend to plug and abandon the Test Well, it is agreed and understood that Participant shall pay to Seller the sum of One Hundred Eighty Thousand Dollars ($180,000.00) within thirty (30) days of the Casing Point Election as defined in the OA, which amount shall be considered and construed to be geological and geophysical costs.

Prior to the commencement of drilling operations for the Test Well, Operator shall deliver to Seller an Authority for Expenditure (“AFE”) setting forth the estimated costs and expenses in connection with the drilling of the Test Well to Contract Depth (the “Estimated Dry Hole Costs”), which shall include a line item of Twenty-Five Thousand Dollars ($25,000.00) (“Spud Fee”). Seller agrees to pay the Spud Fee if and when it becomes payable under the Lawton Seismic Agreement.

Except as provided herein, all operations on the Test Well shall be conducted in accordance with the OA. The Test Well shall be the same well referred to in the OA as the Initial Well.

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B. If, during the drilling of the Test Well, formation conditions, mechanical difficulties, impenetrable substances, or other conditions are encountered beyond the control of Operator that make the further drilling of the Test Well impossible or impracticable before reaching Contract Depth, Participant may propose the drilling of a substitute well for the Test Well (hereinafter referred to as the “Substitute Well”) at a legal location approved by Seller and Participant and the drilling of such Substitute Well shall thereafter be considered the Test Well for all purposes hereof.

C. If it becomes necessary to pay delay rentals in order to maintain either of the Leases in effect prior to drilling the Test Well to Contract Depth, the Parties agree to be responsible for and pay 100% of their respective shares of all such delay rentals. Delay rentals which become due prior to reaching Contract Depth in the Test Well shall be borne and paid by the Parties based on their respective interests as set forth on Exhibit “B” under the column titled “WI BPO.” Notwithstanding anything herein, prior to the commencement of operations for the Test Well identified in Section 4 hereinabove, Participant shall pay all delay rentals in a timely manner and in accordance with the terms of the Leases.

Section 5: Payout, Working Interests After Payout, and Subsequent Wells

A. “Payout”, as it pertains to the Prospect, shall be defined for all purposes in this Agreement as that point in time when Participant’s share of “Net Production Proceeds” (as defined below) from all wells drilled on the Prospect, including the Test Well, equals 100% of Participant’s share of the total tangible and intangible costs of drilling, sidetracking, equipping, testing, and completing all wells drilled on the Prospect, including the Test Well, and operating all wells drilled on the Prospect, including the Test Well, prior to Payout, including all costs associated with lease production facilities, metering stations, and the laying of any flow lines necessary to establish production for all wells drilled on the Prospect including the Test Well, and also including all pre-drill costs and expenses of all wells drilled on the Prospect including the Test Well associated with: (i) title examination and rendering of a title opinion, acquisition of title curative documents, and unitization, (ii) acquisition of requisite permits, easements, and rights-of-way, including road rights-of-way for access to the location and pipeline rights-of-way, (iii) cost of location damage settlements, location construction and preparation, (iv) all costs of lease maintenance until Payout, including rental payments, shut-in payments, surface lease payments, and other similar costs due under the Leases, and (v) the total costs actually paid by Participant to Seller hereunder, including but not limited to all geological and geophysical costs to be paid by Participant to Seller hereunder. In the event Operator receives payments or reimbursements for any costs associated with all wells drilled on the Prospect including Test Well (e.g., vendor rebates, well insurance claims), such payments or reimbursements shall be deducted from said well costs in calculating Payout hereunder.

“Net Production Proceeds” are defined for all purposes in this Agreement as the total proceeds received from the sale of oil, gas, and other associated liquids and hydrocarbons produced from all wells drilled on the Prospect, including the Test Well, and attributable to the Leases, less severance, production, and other taxes payable on said production (the term “other taxes” as used hereunder shall not include State or Federal income or franchise taxes), all royalties, the overriding royalty interests set forth in Section 3, and any other burdens applicable to the Leases as of the Effective Date hereof.

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Payout shall be effective the 1st day of the month following the month in which Payout actually occurs. It is understood and agreed that in the event a Substitute Well is drilled as per Section 4 above, the well costs set forth above to be used in calculation of Payout hereunder shall include both the costs attributable to all wells drilled on the Prospect including the Substitute Well and the well for which it is a substitute (i.e., the original Test Well). Likewise, Net Production Proceeds to be used in calculation of Payout shall include production proceeds from all wells drilled on the prospect including the Substitute Well and/or the well for which it is a substitute (i.e., the original Test Well well bore) as such proceeds may be derived from one, both or all wells. Operator shall provide Seller with monthly payout statements and shall maintain appropriate records which will be made available to Seller for its verification of Payout status.

B. Upon Payout, Seller shall have the option (not the obligation) to back-in for 20.0% of Participant’s total Working Interest Before Payout (being 20.0% of Participant’s total WI BPO as set forth on Exhibit “B”) in the Leases, AMI Acquisitions made prior to Contract Depth being reached in the Test Well, all wells drilled on the Prospect including the Test Well, and all equipment, production facilities and gas pipelines associated with all wells drilled on the Prospect including the Test Well.

Seller hereto shall be notified in writing when Payout has occurred, and Seller shall have thirty (30) days from its receipt of such notice to notify Participant whether it elects to exercise its option to back-in, as described above. Should Seller fail to provide its election notice within the 30-day period, Seller shall be deemed to have elected to back-in.

Within fifteen (15) days of receipt of notice of Seller’s affirmative election to back-in, Participant shall assign to Seller the working interest in the Leases equal to the percentage set forth beside Seller’s name under the column titled “Back-in WI” on Exhibit “B” (the “Back-in Assignment”). The Back-in Assignment shall be a recordable instrument, unencumbered by any liens, proportionately subject to this Agreement, the Leases, the OA, and the overriding royalty interests set out in Section 3 above, and free and clear of any additional burdens created by Participant.

The intended result of the Back-in Assignment shall be (in the case of Seller electing to back-in) that the working interests in all wells drilled on the Prospect including the Test Well and Leases are owned by the Parties in the percentages set forth beside each Party’s name under the column titled “WI APO” on Exhibit “B” to this Agreement.

Section 6: The AMI

Upon execution of this Agreement, an Area of Mutual Interest (“AMI”) shall be established between the Parties covering and affecting, as to all depths, the lands within the thick red outline depicted on Exhibit “A”, calculated to contain 240 acres, more or less, containing lands situated in the N/2 of Section 5 and the NW/4 of Section 4, all within Township 9 South, Range 11 West, being more specifically identified as the area within the confines of the HBY RA SUA (Undrilled), as established by State of Louisiana, Office of Conservation Order No. 1428-C, dated August 2, 2016. Seller shall continue to provide Participant with access to all 3D seismic, in its possession, including interpretations and AVO data relating to the lands within the AMI.

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This AMI shall remain in effect under the terms of this Agreement for five (5) years from the Effective Date of this Agreement. In the event either of the Parties acquires an oil and gas lease or interest in such lease (other than in either one of the Leases), royalty interest, mineral interest, overriding royalty interest (other than those set forth in Section 3 above), farmout or other interest or contractual agreement providing or granting the right to explore or drill for oil and gas within the lands covered by the AMI (an “AMI Acquisition”), the acquiring Party shall, within fifteen (15) days of the AMI Acquisition, offer to the non-acquiring Party the opportunity to participate for its share of the AMI Acquisition by paying its share of the costs directly associated with the AMI Acquisition. The notice from the acquiring Party to the non-acquiring Party shall be written and include a complete description of the AMI Acquisition, any related contract, evidence of consideration paid (e.g., a copy of the paid draft or check) and any other pertinent data. Each Party receiving such notice shall have ten (10) days after receipt within which to elect to purchase its share of the AMI Acquisition by paying to the acquiring Party its share of the acquiring Party’s cost in such AMI Acquisition as per such notice, and, if applicable, delivering to the acquiring Party a written assumption of its proportionate share of any obligation(s) assumed by the acquiring Party in connection with such AMI Acquisition.

Notwithstanding anything to the contrary hereinabove, if a well is then being drilled within the AMI, the result of which could affect the value of the AMI Acquisition, the acquiring Party shall so advise the non-acquiring Party, and the non-acquiring Party’s election to acquire a proportionate interest in such AMI Acquisition must be made within forty-eight (48) hours, exclusive of Saturdays, Sundays and holidays, after its receipt of such notice. Failure of any non-acquiring Party to timely respond to the acquiring Party shall be deemed an election by the non-acquiring Party not to acquire its proportionate share of such AMI Acquisition. The acquiring Party shall promptly deliver to each non-acquiring Party who has elected to acquire its proportionate share of such AMI Acquisition, pursuant to the foregoing, an assignment in recordable form of its respective share in such AMI Acquisition, which shall be without warranty of title, either express or implied, except as to the claims of all persons claiming or to claim the same or any part thereof, by, through or under the assigning Party but not otherwise, and which shall be made subject to the terms and conditions of this Agreement, including the overriding royalty interests described above in Section 3, and the OA.

For purposes of offering an AMI Acquisition, the interests of the Parties in any such AMI Acquisition shall be derived using the percentages set forth beside the Parties’ respective names on Exhibit “B” under the column titled “WI APO,” and accordingly, the costs of AMI Acquisitions shall be borne by the Parties based on the interests set forth beside their names under the column titled “WI APO” on Exhibit “B.” In the event a Party makes an AMI Acquisition covering lands lying partly within and partly outside of the AMI, the acquiring Party shall have the right, at its election, to so offer participation to the non-acquiring Parties as to the entire area covered by the AMI Acquisition or only that part lying within the AMI.

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Section 7: Operating Agreement

Contemporaneously with the execution of this Agreement, the Parties hereby agree to execute an Operating Agreement in substantially the same form as attached hereto and made a part hereof as “Exhibit F”, which designates Participant as “Operator” and shall govern operations hereunder. Operator shall circulate the OA for execution by the Parties and the Parties shall execute the OA and return signature pages to Operator. In the event either Party fails to so execute the OA, then that Party’s execution of this Agreement shall be considered for all purposes to be a ratification and adoption of the OA. Operator agrees to materially comply with applicable federal, state and local laws, ordinances, rules, regulations, and orders in conducting its operations under the OA.

All operations conducted by Participant hereunder, prior to the occurrence of Payout, including but not limited to the drilling, logging, coring, testing, plugging and abandoning, cleaning, clearing and restoring the premises or completing and equipping the test well or any well(s) provided for herein, shall be drilled at Participants sole risk, cost and expense, and Participant shall protect, indemnify and hold Seller harmless from all losses, costs, claims, expenses, damages and liabilities arising out of or connected with Participant’s performance, or failure to perform, under this agreement, or the acts of or failure to act by Participants agents, employees, contractors and subcontractors

In the event of a conflict between the terms of this Agreement and the terms of the OA, as it pertains to the interest of Seller and Participant, the terms of this Agreement shall prevail and control.

Section 8: Well Information

During the drilling of any well hereunder, the Parties (and their duly authorized representatives) shall have access at their own risk and liability to the well location and derrick floor. Operator shall provide Seller with copies of all well information in its possession and requested by Seller including, but not limited to, drilling permits, surveyor’s location plats, daily drilling reports, logs, cores, testing data, completion data, production data, and plugging records regarding any well drilled hereunder.

Prior to the spudding of the test well, Participant agrees to furnish progress reports every thirty (30) days on those efforts set out under Article 13. K below and the efforts on the permitting of the well, location work and other related pre-drilling activities, with governmental agencies with jurisdiction and approval authority,

Section 9: Relationship of the Parties

This Agreement is not intended to create, and nothing herein shall be construed to create, an association, a trust or joint venture, a mining partnership or other partnership or entity of any kind or other relationship by which one Party is liable for the obligations or acts, either of omission or commission of the other Party. The Parties intend that all liabilities shall be several and not joint or collective. Should this Agreement be construed to create an association or partnership within the meaning of Subchapter K of Chapter I of Subtitle A of the Internal Revenue Code of 1954, as amended, or within the meaning of any similar statute of the State of Louisiana, as applicable, the Parties hereto affirm that they have elected to be excluded from the application of each such statute.

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Section 10: Assumption of Obligations

Participant accepts this Agreement subject to all of the terms, provisions, and conditions hereof and of the attachments and exhibits hereto, and Participant agrees to assume its proportionate share of the burdens and obligations of the Lessee in each of the Leases and shall comply with all of the expressed and implied covenants thereof, insofar and to the extent that they apply to the lands covered thereby.

Section 11: Force Majeure

No Party hereto shall be liable to the other Party, its subsidiaries or affiliates or any person, firm, or corporation in privity with such other Party, its subsidiaries or affiliates, for any delays or damage or any failure to act hereunder (except for the payment of monies due for costs and expenses already incurred) that may be occasioned or caused by reason of any laws, rules, regulations or orders promulgated by any federal, state or local governmental agency or any court of law or by the rules, regulations or orders of any public body or official purporting to exercise authority or control respecting the activities and operations contemplated herein, or due, occasioned or caused, directly or indirectly, by strikes, action of the elements, acts of God, weather or water conditions, inability to obtain fuel, equipment, rig or crew or other critical materials, means or supplies, failure to obtain government and/or agency permits and/or approvals or any other cause beyond the reasonable control of the non-performing Party (excluding financial distress or inability to pay debts when due) and which are not within the control of the Party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. In the event of the occurrence of any of the foregoing, the obligations of the non-performing Party shall be suspended during the continuance of any such event or condition, and the time permitted for performance under this Agreement shall be extended for a period of time equal to the period of such suspension. Whenever a Party's obligations or rights are suspended under this Section 11, such Party shall immediately notify the other Party, give written explanation for the cause of force majeure relied on, and exercise reasonable best efforts to promptly cure the cause of the force majeure relied on and to resume performance.

Section 12: Notices

All notices, reports, and well information to be furnished or given hereunder shall be directed to the Parties as provided on Exhibit “B” hereof (and as supplemented by any well-data distribution form that is circulated with the OA).

Section 13: Miscellaneous

A.  All of the terms and provisions of this Agreement shall be binding on the Parties, their heirs, successors, executors, personal representatives, and permitted assigns.

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B.  The Parties shall, from time to time and upon reasonable request, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such instruments, and take such other action, as may be necessary or advisable to carry out their respective obligations under this Agreement.

C.  Prior to the drilling of the Test Well to Contract Depth, Participant shall not assign this Agreement or any of its rights or obligations under this Agreement without obtaining the prior written consent of Seller.

D.  Participant represents and acknowledges that it is knowledgeable of the oil and gas business and of its usual and customary practices and that investment therein involves a material financial risk.

E.  Except for actions by, through and under Seller, together with the specific representations contained in this Agreement, Participant acknowledges that Seller makes no express warranty and disclaims all implied warranties and all statutory warranties as to (i) the accuracy or completeness of the any data furnished to Participant related to the Prospect, (ii) the presence of hydrocarbons on or under the Prospect, or (iii) the results which might be expected from any exploration, development, production, and/or hydrocarbon marketing activities contemplated by this Agreement. Nothing contained in the information referenced above, including but not limited to, reserve figures, analyses, or representations of any kind, is or shall be relied upon as a promise or representation of warranty, whether as to the past or the future value of the properties or their prospect potential. Seller and its respective employees, agents, representatives, officers, directors, and shareholders shall have no liability of any sort to Participant (or any affiliate or associate of Participant) under this Agreement arising from the use by any person of such information. Participant has relied solely on the basis of its own independent due diligence and investigation in making the decision to enter into this Agreement and consummate the transactions contemplated hereby.

F.  If any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the offending provision or provisions shall be reformed, and the remaining provisions interpreted, so as to give effect, to the maximum extent permissible, to the agreement of the Parties as set out herein.

G.  This Agreement, together with its attachments and exhibits, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions among the Parties with respect to said subject matter. No representations, inducements, promises, or agreements, whether oral or otherwise, which are not embodied in this Agreement shall be of any force or effect.

H.  Attached to and made a part of this Agreement are the following:

Exhibit “A” – Plat of Leases and AMI

Exhibit “A-1”– List of Leases

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Exhibit “B” – Interests of the Parties and Contact Information

Exhibit “C” – Form of Partial Assignment of Hydrocarbon Leases

Exhibit “D” – Assignment of Overriding Royalty Interest

Exhibit “E” – Assignment of Overriding Royalty Interest

Exhibit “F” – Operating Agreement

I.  This Agreement may be executed in any number of counterparts, each of which having the force and effect of the original and shall bind and obligate all those who execute this Agreement. The counterpart originals may be combined by signature and acknowledgement page to form a single instrument.

J.  This Agreement is dated and made effective for all purposes as of December 12, 2016, (the “Effective Date”), and shall remain in effect for the longer of five (5) years from the Effective Date or as long as the OA remains in effect.

K.  Participant agrees to use its best efforts to become duly licensed and bonded with the State of Louisiana, and to take such other actions as reasonably are necessary, in order for Participant to act as the Operator as provided for herein.

L.  This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to any choice of law principles that would require application of the laws of any other jurisdiction.

M.  The failure of any Party to seek redress for any violation, or to insist upon the strict performance, of any provision of this Agreement shall not prevent any Party from seeking redress for any subsequent act, or failure to act, or to insist upon the strict performance of this Agreement. No single or partial exercise by a Party of any right or remedy hereunder shall preclude other or further exercise thereof or the exercise of any other right or remedy.

N.  No amendment to this Agreement shall be effective unless contained in an instrument that specifically references this Agreement, is in writing, and is executed by both Parties.

O.  Except as expressly stated herein, nothing herein shall be construed to confer any benefit on any third party not a party to this Agreement or to provide any rights to such third parties to enforce the provisions thereof.

P.  In interpreting this Agreement, the Parties agree that the provisions of this Agreement shall be construed in an evenhanded manner and shall not be construed against either Party on this basis of which Party drafted this Agreement or section hereof. Each Party acknowledges it has had an opportunity to consult with an attorney in connection with the drafting and negotiation of this Agreement.

Please indicate your acceptance of the terms, provisions and conditions contained in this Agreement, and all attachments and exhibits hereto, by executing as indicated below and returning same to Seller on or before 5 PM, December 12, 2016, and in accordance with Section 2 hereinabove, pay to Seller the consideration of $144,000.00, which represents land, lease and administrative costs incurred by Seller, in readily available funds within one (1) business day of the full execution of this Agreement.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed or caused the Agreement to be executed as of the Effective Date.

SELLER:

Magna Operating, LLC

By:	/c/ Patrick J. McCarthy
Patrick J. McCarthy, Manager
Its: Manager

PARTICIPANT:

Foothills Petroleum Operating, Inc.

By:	/c/ B.P. Allaire
B.P. Allaire
Its: President

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